THE JAPAN EQUITY FUND, INC.
C/O DAIWA SECURITIES TRUST COMPANY
ONE EVERTRUST PLAZA
JERSEY CITY, NJ   07302-3051



Management Statement Regarding Compliance with
Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Japan Equity Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsection (b) and (c) of rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940.
We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsection (b) and
(c) of Rule 17f-2 as of June 7, 2006, and from March 31, 2006 (the date of our last statement) through June 7, 2006.

Based on this evaluation, we assert that the Fund was in compliance with those provisions of
Rule 17f-2 of the Investment Company Act of 1940 as of June 7,
2006 and from March 31, 2006 through June 7, 2006, with respect to securities and similar investments reflected in the investment account of the Fund.

The Japan Equity Fund, Inc.

By:



/s/ Hiroshi Kimura
Hiroshi Kimura
Chairman


/s/ John J. O'Keefe
John J. O'Keefe
Vice President and Treasurer


12/21/06
Date